Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Olin Corporation:

We consent to the use of our report dated February 29, 2016, except for the “Supplemental Guarantor Financial Information” note, which is as of July 29, 2016, with respect to the consolidated balance sheets of Olin Corporation and subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of operations, comprehensive income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2015 and our report dated February 29, 2016 with respect to the effectiveness of internal control over financial reporting as of December 31, 2015, incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated February 29, 2016, on the effectiveness of internal control over financial reporting as of December 31, 2015, contains an explanatory paragraph that states the U.S. Chlor Alkali and Vinyl, Global Chlorinated Organics, and Global Epoxy businesses acquired from The Dow Chemical Company (collectively, the Acquired Business) have been excluded from management’s assessment of the effectiveness of Olin Corporation’s internal control over financial reporting as of December 31, 2015; the Acquired Business’ internal control over financial reporting associated with total assets of $6,360.3 million and total sales of $802.6 million included in the consolidated financial statements of Olin Corporation as of and for the year ended December 31, 2015. Our audit of internal control over financial reporting of Olin Corporation also excluded an evaluation of the internal control over financial reporting of the Acquired Business.

/s/ KPMG LLP

St. Louis, Missouri

September 2, 2016